EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Oxygen Biotherapeutics, Inc. (the “Company”) on Form S-3 (No.333-187466) of our report, dated July 29, 2014 with respect to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K, for the year ended April 30, 2014, filed on July 29, 2014.

/s/ CHERRY BEKAERT LLP

Raleigh, North Carolina
August 22, 2014